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EXHIBIT 15.1

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     The management of Companhia Siderúrgica Nacional and subsidiaries (‘the Company”) is responsible for establishing and maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.

     The Company’s internal control over financial reporting is a process designed by, or under the supervision of, the Company’s Audit Committee, principal executive and principal financial officers, and effected by the Company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect material misstatements on a timely basis. Therefore even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 based on the criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations – COSO – of the Treadway Commission.

     A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual financial statements will not be prevented or detected. A material weakness related to monitoring controls over the process of identification, accounting and disclosure of certain foreign subsidiaries incorporated in prior fiscal years and related transactions therein has been identified and included in management’s assessment. This material weakness, if not remediated, has the potential to cause a material misstatement in the future. However, we are currently taking the necessary remediation measures to ensure accuracy and effectiveness of our monitoring controls over this process and believe we will complete our corrective measures in 2009.

     Based on the assessment and the control deficiency abovementioned, management has concluded that the Company has not maintained effective internal control over financial reporting as of December 31, 2008.

     The effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 has been audited by KPMG Auditores Independentes, the Company’s independent registered public accounting firm, which opinion is stated in their report, dated June 30, 2009, included elsewhere in this form 20-F.

     The material weakness identified by our management and included in the Management Report on Internal Control over Financial Reporting for the year ended December 31, 2007 concerning oversight and supervisory review related to the monitoring controls over the completeness and accuracy of lawsuits substantially related to labor and civil claims to enable us to estimate and record the provision of related contingencies was remediated during 2008 and no longer is a material weakness.

June 30, 2009	COMPANHIA SIDERÚRGICA NACIONAL

By: /s/ Benjamin Steinbruch	By: /s/ Paulo Penido Pinto Marques

Name: Benjamin Steinbruch	Name: Paulo Penido Pinto Marques
Title: Chief Executive Officer	Title: Chief Financial Officer